Exhibit 99.1

InfuSystem Holdings, Inc.
31700 Research Park Drive
Madison Heights, MI 48071
248-291-1210

FOR IMMEDIATE RELEASE

Monday, May 13, 2013

CONTACT:	Rob Swadosh / Patrick Malone The Dilenschneider Group 212-922-0900

INFUSYSTEM HOLDINGS, INC. REPORTS

THIRD STRAIGHT QUARTERLY PROFIT

Company Continues To Improve Liquidity Position

MADISON HEIGHTS, MICHIGAN, May 13, 2013—InfuSystem Holdings, Inc. (NYSE MKT: INFU) (“InfuSystem” or the “Company”), a leading national provider of infusion pumps and related services for the healthcare industry in the United States, today reported its third consecutive quarter of profitability in the first quarter ending March 31, 2013.

Net income in the first quarter was $0.1 million, equal to $0.00 per diluted share, compared to a $0.9 million net loss, or $0.04 loss per diluted share, in the prior year period. Gross profit for the three months ending March 31, 2013, was $10.4 million, consistent with the same prior year period.

“Our industry in general and InfuSystem in particular are well-positioned for continued growth,” said Eric Steen, who joined the Company as Chief Executive Officer on April 1, 2013. “We are firmly committed to organic growth as a means to further strengthen our position in a highly competitive environment. We remain vigilant about managing costs, and will seek to further increase free cash flow and reduce debt. Finally, as evidenced by our recent hiring of an accomplished Chief Information Officer, we will use technology to increase connectivity with all stakeholders – especially patients, who are number one priority,” he concluded.

Revenues in the first quarter of 2013 were $14.7 million, up 2% from $14.3 million in the first quarter of 2012. The increase in revenues is primarily related to the addition of larger customers, increased penetration into existing customer accounts, continuation of the revision to claims processing guidelines by a major group of third-party payors and a one-time delay in billing to certain payors caused by the requirement of additional paperwork.

SG&A decreased to $7.4 million from $9.0 million, down approximately 18%, when compared to the first quarter of 2012. The decrease was primarily attributed to prior year costs of $1.5 million pertaining to the special meeting, changes in the composition of the Board of Director’s, and retention payments made to key employees in connection with the change in senior management.

Other expenses were consistent for the three months ended March 31, 2013 compared to the similar period in 2012; however the breakdown included $0.3 million of additional interest expense due to the cost of the new debt facility. This was offset by a one-time cash receipt of $0.3 million related to a mutual insurance policy.

“We are very pleased to have further strengthened the balance sheet, especially reducing total debt by $2.8 million during the first quarter of 2013”, said Jonathan P. Foster, Chief Financial Officer.

Operating Results

Gross profit for the three months ended March 31, 2013 was $10.4 million, which was consistent with the same period in the prior year. It represented 71% of revenues in the current period compared to 73% in the prior year. The decrease in the gross margin as a percentage of revenue in 2013 was primarily related to an increase in connectivity costs with our customers.

Selling and marketing expenses were $2.4 million compared to $2.7 million for the three months ended March 31, 2012. The decrease in selling and marketing expenses was mainly attributed to lower travel, entertainment and salaries.

During the months ended March 31, 2013, general and administrative expenses were $5.0 million compared to $6.3 million for the same prior year period. General and administrative expenses have decreased from 44% to 34% of revenues for the first quarter of 2013 compared to the same period in the prior year. The decrease was primarily attributed to prior year costs of $1.5 million pertaining to the special meeting, changes in the composition of the Board of Directors, and retention payments to key employees during the major change in senior management. These prior year charges were offset by $0.3 million of expenses during the three months ended March 31, 2013 due primarily to fees related to the CEO search, the final Severance Payment made to the former CEO and one-time payments to a Board member (the “Transition Costs”).

Adjusted EBITDA was $3.7 million for the first quarter of 2013 compared to $3.4 million in 2012. The Company utilizes Adjusted EBITDA as a means to measure its operating performance. A reconciliation from Adjusted EBITDA, a non-GAAP measure, to net income can be found in the appendix.

Financial Condition

Net cash provided by operations for the three months ended March 31, 2013 was $1.6 million compared to a use of cash of less than $0.1 million for the prior year. The increase is primarily attributed to decreased general and administrative costs of $1.3 million when compared to the three months ended March 31, 2012. This includes professional fees of $0.9 million related to the special meeting and change in members of the Board of Directors, and a retention payment of $0.6 million paid to employees during the major change in senior management. The decreases were partially offset by an increase of $0.3 million of expenses during the three months ended March 31, 2013 due primarily to transition costs.

As of March 31, 2013, we had cash and cash equivalents of $0.5 million and $7.0 million of availability on the revolving line-of-credit compared to $2.3 million and $4.7 million, respectively, at December 31, 2012. During the three months ended March 31, 2013, the Company paid down $2.8 million of total debt.

Conference Call

The Company will conduct a conference call for investors on Tuesday, May 14, 2013 at 9:00 a.m. Eastern Time to discuss first quarter performance and results. Eric Steen, Chief Executive Officer, and Jonathan P. Foster, Chief Financial Officer, will discuss the Company’s financial performance and answer questions from the financial community. To participate in this call, please dial in toll-free (888) 895-5271 and use the confirmation number 34802235.

About InfuSystem Holdings, Inc.

InfuSystem Holdings, Inc. is a leading provider of infusion pumps and related services to hospitals, oncology practices and other alternate site healthcare providers. Headquartered in Madison Heights, Michigan, the Company delivers local, field-based customer support and also operates Centers of Excellence in Michigan, Kansas, California, and Ontario, Canada. The Company’s stock is traded on the NYSE MKT under the symbol INFU.

Forward-Looking Statements

Except for the historical information contained herein, the matters discussed in this press release are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those predicted by such forward-looking statements. These risks and uncertainties include general economic conditions, as well as other risks, detailed from time to time in the Company’s publicly filed documents.

Additional information about InfuSystem Holdings, Inc. is available at www.infusystem.com.

FINANCIAL TABLES FOLLOW

INFUSYSTEM HOLDINGS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

	March 31,	December 31,
(in thousands, except share data)	2013	2012
	(Unaudited)
ASSETS
Current Assets:
Cash and cash equivalents	$472	$2,326
Accounts receivable, less allowance for doubtful accounts of $3,601 and $3,136 at March 31, 2013 and December 31, 2012, respectively	9,570	8,511
Inventory	1,378	1,339
Other current assets	832	684
Deferred income taxes	1,986	1,971

Total Current Assets	14,238	14,831
Medical equipment held for sale or rental	2,582	2,626
Medical equipment in rental service, net of accumulated depreciation	13,223	13,071
Property & equipment, net of accumulated depreciation	848	867
Deferred debt issuance costs, net	2,232	2,362
Intangible assets, net	24,871	25,541
Deferred income taxes	17,755	17,806
Other assets	477	419

Total Assets	$76,226	$77,523

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$3,056	$2,135
Accounts payable - related party	—	9
Current portion of long-term debt	3,872	3,953
Other current liabilities	4,182	4,098

Total Current Liabilities	11,110	10,195
Long-term debt, net of current portion	24,594	27,315

Total Liabilities	$35,704	$37,510

Stockholders’ Equity
Preferred stock, $.0001 par value: authorized 1,000,000 shares; none issued	—	—
Common stock, $.0001 par value; authorized 200,000,000 shares; issued and outstanding 21,990,000 and 21,802,515, as of March 31, 2013 and December 31, 2012, respectively	2	2
Additional paid-in capital	89,200	88,742
Retained deficit	(48,680)	(48,731)

Total Stockholders’ Equity	40,522	40,013

Total Liabilities and Stockholders’ Equity	$76,226	$77,523

INFUSYSTEM HOLDINGS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended March 31,
(in thousands, except share data)	2013	2012
	(Unaudited)
Net revenues:
Rentals	$13,445	$12,905
Product sales	1,256	1,443

Net revenues	14,701	14,348
Cost of revenues:
Cost of revenues - Product, service and supply costs	2,579	2,235
Cost of revenues - Pump depreciation and loss on disposal	1,699	1,677

Gross profit	10,423	10,436

Selling, general and administrative expenses:
Provision for doubtful accounts	1,660	1,247
Amortization of intangibles	672	684
Selling and marketing	2,408	2,745
General and administrative	5,031	6,273

Total selling, general and administrative:	9,771	10,949

Operating income (loss)	652	(513)
Other income (loss):
Interest expense	(874)	(601)
Other income	312	2

Total other loss	(562)	(599)

Income (loss) before income taxes	90	(1,112)
Income tax (expense) benefit	(39)	197

Net income (loss)	$51	$(915)

Net income (loss) per share:
Basic	$0.00	$(0.04)
Diluted	$0.00	$(0.04)
Weighted average shares outstanding:
Basic	21,802,515	21,132,545
Diluted	22,238,160	21,132,545

INFUSYSTEM HOLDINGS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	Three Months Ended March 31,
(in thousands)	2013	2012
	(Unaudited)

NET CASH PROVIDED BY (USED IN) OPERATING ACTIVITIES	1,632	(15)

INVESTING ACTIVITIES
Purchases of medical equipment and property	(1,777)	(2,096)
Proceeds from sale of medical equipment and property	1,093	925

NET CASH USED IN INVESTING ACTIVITIES	(684)	(1,171)

FINANCING ACTIVITIES
Principal payments on term loans and capital lease obligations	(2,802)	(2,113)
Cash proceeds from bank loans and revolving credit facility	—	2,500

NET CASH USED IN (PROVIDED BY) FINANCING ACTIVITIES	(2,802)	387

Net change in cash and cash equivalents	(1,854)	(799)
Cash and cash equivalents, beginning of period	2,326	799

Cash and cash equivalents, end of period	$472	$—

INFUSYSTEM HOLDINGS, INC. AND SUBSIDIARIES

GAAP RECONCILIATION

(UNAUDITED)

	Three Months Ended
	March 31,
(in thousands)	2013	2012

Net income (loss)	$51	$(915)
Adjustments:
Interest Expense	874	601
Income Tax Benefit	39	(197)
Depreciation	1,302	1,445
Amortization	672	684

EBITDA	$2,938	$1,618

Concerned Stockholder Group and Retention	—	1,466
Stock compensation	458	341
Transition costs	272	—

EBITDA - Adjusted	$3,668	$3,425